UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2009

CIB Marine Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24149	37-1203599
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N27 W24025 Paul Court, Pewaukee, Wisconsin	53072
(Address of principal executive offices)	(Zip Code)

(262) 695-6010
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events.

On February 20, 2009, CIB Marine Bancshares, Inc. (the “Company”) filed a Current Report on Form 8-K (the “February Report”) disclosing, among other things, that it was in the process of finalizing a proposal to restructure approximately $98.6 million of indebtedness underlying trust preferred securities (the “TruPS”) issued in four series through four statutory trusts sponsored by the Company.  On March 16, 2009, the Company provided the Trustees of the statutory trusts with a document for their use in soliciting the consent of the holders of the TruPS (the “Consent Solicitation”) to a plan of restructuring (the “Plan of Restructuring”) on the terms summarized in the February Report.  In the Consent Solicitation, the Company established a deadline of April 10, 2009 for TruPS holders to provide their consent to the Plan of Restructuring, although the Company may extend that deadline at its discretion.  As discussed in the February Report, the Plan of Restructuring will not be consummated unless the holders of all four series of TruPS give their consent.  There can be no assurance that the holders of the TruPS will give their consent by the April 10, 2009 deadline or at all and thus there can be no assurance that the Plan of Restructuring will be consummated.  If the Plan of Restructuring is not consummated, or its consummation is delayed significantly, it will have a materially adverse effect on the Company’s business and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2009	CIB Marine Bancshares, Inc.

By: /s/ John P. Hickey, Jr.
Name: John P. Hickey, Jr. Title: President and CEO

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